EXHIBIT 1

To the knowledge of the Funds, the following are the only persons who owned of record or beneficially, five percent or more of the respective Fund’s outstanding Units, as of the Record Date:

MASTER FUND

Name and Address of Owner	Amount of Outstanding Units	Percentage of Outstanding Units
Excelsior Private Markets Fund II (TI), LLC 225 Franklin Street Boston, MA 02110	21,178.80	40.179%
Excelsior Private Markets Fund II (TE), LLC 225 Franklin Street Boston, MA 02110	31,531.90	59.820%

TI FUND

Name and Address of Owner	Amount of Outstanding Units	Percentage of Outstanding Units
TUW FAY M SLOVER BOA- US TRUST BOA- US TRUST 1 Commercial Pl Fl 7 Norfolk, VA 23510-2101	15,149.13	41.443%
TUA MAAF TRUST Bank of America 135 S La Salle St 12-09 Chicago, IL 60603-4177	1,939.09	5.305%

TE FUND

Name and Address of Owner	Amount of Outstanding Units	Percentage of Outstanding Units
WW Caruth Jr Foundation Tr - PEII Communities Foundation of Texas 5500 Caruth Haven Lane Dallas, TX 75225	6,776.31	13.776%
TUA Kronkosky Charitable Foundation 112 E Pecan St., Ste 830 San Antonio, TX 78205-1574	4,930.22	10.023%
UW EUGENE HIGGINS CHAR TRUST NMA 114 W 47th St Ste C-1 Bank of America New York, NY 10036-1592	2,465.11	5.011%

As of the Record Date, U.S. Trust is the beneficial owner of the following outstanding Units of each Fund by virtue of its power to exercise voting rights with respect to those Units. Through the exercise of its voting rights with respect to Units, U.S. Trust may determine the outcome of voting on the Proposals. U.S. Trust’s address is 114 West 47th Street, New York, NY 10036.

	Amount of Outstanding Units	Percentage of Outstanding Units
Master Fund	[____]	[____]
TI Fund	[____]	[____]
TE Fund	[____]	[____]

[As of the Record Date, the officers and Managers of the Funds as a group beneficially owned less than 1% of the outstanding Units.]